Exhibit 99.1

News from The Chubb Corporation

FOR IMMEDIATE RELEASE	The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

Chubb Reports Second Quarter Net Income per Share of $1.48;

Operating Income per Share Is Up 8% to $1.37;

Combined Ratio Is 93.8% including Catastrophe Impact of 7.5 Points

2012 Operating Income per Share Guidance Is Increased

To Range of $5.70 to $5.95

WARREN, New Jersey, July 26, 2012 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2012 was $404 million compared to $419 million in the second quarter of 2011. Net income per share increased 4% to $1.48 from $1.42.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $374 million in the second quarter of 2012, the same as in the second quarter of 2011. Operating income per share increased 8% to $1.37 from $1.27.

Average diluted shares outstanding for the second quarter were 273.3 million in 2012 and 295.4 million in 2011.

The impact of catastrophes in the second quarter of 2012 was $223 million before tax ($0.53 per share after tax); catastrophe losses during the quarter were related primarily to severe hail and wind storms from 13 catastrophe events in the United States. In the second quarter of 2011, the impact of catastrophes was $329 million before tax ($0.72 per share after tax).

The second quarter combined loss and expense ratio was 93.8% in 2012 compared to 94.9% in 2011. The impact of catastrophes accounted for 7.5 percentage points of the combined ratio in the second quarter of 2012, compared to 11.3 points in the second quarter of 2011. Excluding the impact of catastrophes, the second quarter combined ratio was 86.3% in 2012 and 83.6% in 2011.

The expense ratio for the second quarter of 2012 was 31.3%, the same as in the corresponding year-earlier quarter.

Net written premiums for the second quarter of 2012 increased 1% to $3.1 billion. Excluding the effect of foreign currency translation, premiums were up approximately 2%. Premiums increased 3% in the U.S. and declined 3% outside the U.S. (increased 1% in local currencies).

Property and casualty investment income after taxes for the second quarter declined 5% to $303 million in 2012 from $318 million in 2011.

Net income for the second quarter of 2012 reflected net realized investment gains of $47 million before tax ($0.11 per share after-tax), compared to $69 million before tax ($0.15 per share after-tax) in the second quarter of 2011.

During the second quarter, Chubb repurchased approximately 4.3 million shares of its common stock at a total cost of $305 million (an average of $71.63 per share). As of June 30, 2012, there remained approximately $658 million available for share repurchases under the current authorization.

“Chubb produced strong results in the second quarter of 2012 despite a high level of catastrophe losses,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Although catastrophe losses had an adverse impact of $0.53 per share, we still generated operating income of $1.37 per share and net income of $1.48 per share. Our combined ratio of 86.3% excluding catastrophes reflected strong underlying performance.

“We are also encouraged by the continued upward momentum of rate increases in all our businesses,” said Mr. Finnegan.

Six-Month Results

For the first six months of 2012, net income was $910 million or $3.31 per share compared with $928 million or $3.12 per share for the first half of 2011. Operating income for the first half of 2012 totaled $843 million or $3.07 per share compared with $779 million or $2.62 per share for the first half of 2011.

Average diluted shares outstanding for the first six months were 274.8 million in 2012 and 297.7 million in 2011.

The impact of catastrophes in the first six months of 2012 was $247 million before tax. In the first half of 2011, the impact of catastrophes was $599 million before tax. The impact of catastrophes on net income and operating income per share for the first six months was $0.58 in 2012 and $1.31 in 2011.

The combined ratio for the first six months was 92.0% in 2012 compared to 94.3% in 2011. The impact of catastrophes in the first half accounted for 4.2 percentage points of the combined ratio in 2012 and 10.4 points in 2011. Excluding the impact of catastrophes, the combined ratio in the first half was 87.8% in 2012 and 83.9% in 2011.

The expense ratio for the first six months was 31.7% in 2012 and 31.5% in 2011.

Net written premiums for the first six months of 2012 increased 2% to $6.0 billion. Excluding the effect of foreign currency translation, premiums were up approximately 3% in the first half of 2012. Premiums increased 4% in the U.S. and declined 2% outside the U.S. (increased 1% in local currencies).

Property and casualty investment income after taxes for the first six months declined 3% to $611 million in 2012 from $628 million in 2011.

Net income for the first six months of 2012 reflected net realized investment gains of $103 million before tax ($0.24 per share after-tax). Net income for the first half of 2011 reflected net realized investment gains of $229 million before tax ($0.50 per share after-tax).

During the first six months of 2012, Chubb repurchased approximately 8.6 million shares of common stock at a total cost of $606 million (an average of $70.01 per share).

Outlook for 2012

“In light of our performance in the first half of the year and our outlook for the second half,” said Mr. Finnegan, “we have increased our guidance for full year 2012 operating income per share to a range of $5.70 to $5.95 from the $5.30 to $5.70 range we provided in our January 2012 guidance. We have raised our guidance despite an increase in our catastrophe loss assumption for the full year from 3.5 percentage points to 4.3 points, largely reflecting higher than expected catastrophe losses in the first six months.”

The impact of each percentage point of catastrophe losses on 2012 full year operating income per share is approximately $0.28.

The revised guidance also assumes for full year 2012:

•	A 1% to 3% increase in net written premiums, including a 1% negative impact of foreign currency translation based on exchange rates as of June 30, 2012.

•	A combined ratio between 93% and 94%.

•	A decline of 4% to 6% in property and casualty investment income after taxes.

•	Approximately 271 million average diluted shares outstanding for the year.

Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Second Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 4% in the second quarter of 2012 to $1.1 billion. CPI’s combined ratio for the quarter was 91.2%, compared to 96.9% in the second quarter of 2011. The impact of catastrophe losses in the second quarter accounted for 11.5 percentage points of the combined ratio in 2012 and 14.5 points in 2011. Excluding the impact of catastrophe losses, CPI’s second quarter combined ratio was 79.7% in 2012 and 82.4% in 2011.

Net written premiums for Homeowners increased 4%, and the combined ratio was 90.3%. Personal Automobile net written premiums increased 2%, and the combined ratio was 93.2%. Other Personal lines premiums increased 8%, and the combined ratio was 92.6%.

Chubb Commercial Insurance (CCI) net written premiums were up 3% in the second quarter to $1.4 billion. The combined ratio for the second quarter was 97.5% in 2012 and 102.5% in 2011. The impact of catastrophe losses in the second quarter accounted for 8.2 percentage points of the combined ratio in 2012 and 15.2 points in 2011. Excluding the impact of catastrophe losses, CCI’s second quarter combined ratio was 89.3% in 2012 and 87.3% in 2011.

Average second quarter renewal rates in the U.S. were up 9% for CCI, which retained 84% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.9 to 1.

Chubb Specialty Insurance (CSI) net written premiums were down 6% in the second quarter to $638 million. The second quarter combined ratio was 91.4% in 2012 and 80.0% in 2011.

Professional Liability (PL) net written premiums were down 7%, and the business had a combined ratio of 97.9%. In the U.S., average second quarter PL renewal rates were up 7%, premium renewal retention was 82% and the ratio of new to lost business was 0.7 to 1.

Surety net written premiums were down 2%, and the combined ratio was 42.8%.

Webcast Conference Call to be held Today at 5 P.M.

Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 26th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb's global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In this press release, the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2012 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:

—	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

—	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

—	claims and litigation arising out of practices in the financial services industry;

—	claims and litigation relating to uncertainty in the credit and broader financial markets; and

—	legislative or regulatory proposals or changes;

•

the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•

the impact of legislative, regulatory and similar developments on our business, including those relating to terrorism, catastrophes, the financial markets, solvency standards, capital requirements and accounting guidance;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,100	$3,055	$6,049	$5,914
Increase in Unearned Premiums	(117)	(142)	(115)	(147)

Premiums Earned	2,983	2,913	5,934	5,767

Losses and Loss Expenses	1,860	1,847	3,567	3,612
Operating Costs and Expenses	966	955	1,913	1,859
Increase in Deferred Policy Acquisition Costs	(10)	(32)	(24)	(57)
Dividends to Policyholders	8	8	16	16

Underwriting Income	159	135	462	337

Investments
Investment Income Before Expenses	381	405	772	796
Investment Expenses	8	11	19	21

Investment Income	373	394	753	775

Other Income	6	11	5	16

Property and Casualty Income	538	540	1,220	1,128

CORPORATE AND OTHER	(58)	(63)	(117)	(126)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	480	477	1,103	1,002

Federal and Foreign Income Tax	106	103	260	223

CONSOLIDATED OPERATING INCOME	374	374	843	779

REALIZED INVESTMENT GAINS AFTER INCOME TAX	30	45	67	149

CONSOLIDATED NET INCOME	$404	$419	$910	$928

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$303	$318	$611	$628

	Periods Ended June 30
	Second Quarter		Six Months
	2012	2011	2012	2011
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	273.3	295.4	274.8	297.7
Actual Common Shares at End of Period	265.8	285.9	265.8	285.9

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.37	$1.27	$3.07	$2.62
Realized Investment Gains	.11	.15	.24	.50

Net Income	$1.48	$1.42	$3.31	$3.12

Effect of Catastrophes	$(.53)	$(.72)	$(.58)	$(1.31)

	June 30 2012	Dec. 31 2011	June 30 2011
		(As Adjusted)	(As Adjusted)
BOOK VALUE PER COMMON SHARE	$58.54	$56.15	$54.28

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	52.34	50.37	50.39

Book value per common share at December 31, 2011 and June 30, 2011 has been adjusted to reflect the adoption of new guidance issued by the Financial Accounting Standards Board related to the accounting for costs associated with acquiring or renewing insurance contracts. The adoption of this guidance decreased shareholders’ equity by $273 million as of December 31, 2011 and June 30, 2011. The effect of the adoption of the new guidance on net income for the six months ended June 30, 2012 and June 30, 2011 was not material.

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2012	2011	2012	2011
Losses and Loss Expenses to Premiums Earned	62.5%	63.6%	60.3%	62.8%
Underwriting Expenses to Premiums Written	31.3	31.3	31.7	31.5

Combined Loss and Expense Ratio	93.8%	94.9%	92.0%	94.3%

Effect of Catastrophes on Combined Loss and Expense Ratio	7.5%	11.3%	4.2%	10.4%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2012	2011	2012	2011
		(in millions)
Paid Losses and Loss Expenses	$1,637	$1,743	$3,288	$3,210
Increase in Unpaid Losses and Loss Expenses	223	104	279	402

Total Losses and Loss Expenses	$1,860	$1,847	$3,567	$3,612

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2012	2011	(Decrease)	2012	2011
	(in millions)
SIX MONTHS ENDED JUNE 30
Personal Insurance
Automobile	$349	$343	2%	92.2%	92.4%
Homeowners	1,261	1,214	4	85.0	96.1
Other	439	400	10	94.8	95.4

Total Personal	2,049	1,957	5	88.3	95.3

Commercial Insurance
Multiple Peril	553	562	(2)	97.0	114.1
Casualty	870	855	2	92.9	83.7
Workers’ Compensation	547	463	18	95.4	91.8
Property and Marine	788	756	4	97.8	119.1

Total Commercial	2,758	2,636	5	95.4	101.6

Specialty Insurance
Professional Liability	1,093	1,146	(5)	98.2	85.6
Surety	147	173	(15)	49.1	47.5

Total Specialty	1,240	1,319	(6)	92.5	81.2

Total Insurance	6,047	5,912	2	92.3	94.6

Reinsurance Assumed	2	2	*	*	*

Total	$6,049	$5,914	2	92.0	94.3

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$185	$181	2%	93.2%	92.0%
Homeowners	706	681	4	90.3	97.7
Other	218	201	8	92.6	98.6

Total Personal	1,109	1,063	4	91.2	96.9

Commercial Insurance
Multiple Peril	292	295	(1)	100.9	122.2
Casualty	420	419	—	92.1	84.0
Workers’ Compensation	249	220	13	95.8	93.9
Property and Marine	392	376	4	102.0	113.2

Total Commercial	1,353	1,310	3	97.5	102.5

Specialty Insurance
Professional Liability	555	595	(7)	97.9	84.6
Surety	83	85	(2)	42.8	44.5

Total Specialty	638	680	(6)	91.4	80.0

Total Insurance	3,100	3,053	2	94.0	95.3

Reinsurance Assumed	—	2	*	*	*

Total	$3,100	$3,055	1	93.8	94.9

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.